[COMPANY LETTERHEAD]

[FORM OF SPECIAL NON-QUALIFIED STOCK OPTION GRANT AGREEMENT FOR THE AMENDED AND RESTATED 2001 MOODY’S CORPORATION KEY EMPLOYEES’ STOCK INCENTIVE PLAN]

Dear [Participant Name]:
Congratulations! I am pleased to inform you that the Board of Directors of Moody’s Corporation (“Moody’s”) awarded you [Quantity Granted] stock options (“options”) with an exercise price of US$[Grant Price] on [Grant Date]. This letter outlines the key terms and conditions of your option grant. Your option grant is subject to the terms and conditions of the Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan, as amended (the “Plan”). By accepting the grant, you agree to the terms and conditions as set forth in the Plan and in this grant letter, including the terms and conditions applicable to you based on your country of residence as set forth in the attached Appendix. A copy of the Plan, as well as the prospectus relating to the offering of shares of Moody’s stock pursuant to the Plan, is enclosed with this letter. You should read the Plan and the prospectus in their entirety for a better understanding of your grant. Capitalized terms not defined herein shall have the same meaning ascribed to them in the Plan.
Moody’s has engaged Fidelity Stock Plan Services, LLC (“Fidelity”) as the Plan administrator. Each Moody’s employee who received an option will be provided with a Fidelity on-line brokerage account, at no cost to the employee, through which Moody’s options may be exercised. Generally, once you exercise your options and purchase shares, you may transfer your shares to another brokerage account or leave them in your Fidelity account, subject to applicable exchange controls and/or repatriation requirements which may apply based on the country in which you work and/or reside.
Your options provide you with a right to receive an equity stake in Moody’s and an opportunity for long-term capital appreciation.
Details of Your Stock Option Grant
Your options give you the right to buy Moody’s stock at a fixed price in the future. This is called the exercise price. The value of your options is tied directly to the stock market price of Moody’s stock during the life span of the options. The higher the stock price, the more valuable your options become.
Your option grant is a grant of U.S. non-qualified options, which expires 10 years after the date of grant, or upon the expiration any applicable post-termination exercise period following your Termination of Employment, if earlier, as set forth in the Plan. Moody’s shall have the exclusive discretion to determine when your Termination of Employment occurs for purposes of your option grant. You should review the enclosed copy of the Plan for details about the effect of a Termination of Employment on your equity award.
Subject to you continuing to provide services as an employee to Moody’s or a Subsidiary or Affiliate, your options will vest and become exercisable with respect to 50% after the second anniversary of the date of the grant and 50% after the fourth anniversary of the date of the grant, so that your options will be 100% vested and exercisable after the fourth anniversary of the date of grant.

In the event of your Termination of Employment due to your death or Disability, the vesting of the option will be accelerated as of the date of Termination of Employment, and your options will be exercisable, as set forth in the Plan.
In the event of your Termination of Employment due to Retirement after the first anniversary of the date of grant, the option shall continue to vest during the Post-Retirement Exercise Period set forth in the Plan and, to the extent vested, shall be exercisable as set forth in the Plan.
You may exercise all or a portion of your options to purchase shares, to the extent vested, at the fixed exercise price at any time after vesting commences and on or before the expiration date as described above. You may exercise the vested portion of your options by contacting Fidelity Investments either on-line or by using the toll-free number, depending on your means of exercise. In addition, if the vested options remain outstanding on their expiration date (or, if earlier, the last trading day of the term of the vested options in the event of your Termination of Employment) and the Moody’s stock trading price is higher than the exercise price on such day by more than a de minimis amount (as determined by Moody’s in its discretion), unless otherwise determined by Moody’s, the options will be automatically exercised pursuant to a net exercise method on such date.
Transferability of Options
Your options may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against Moody’s. During your lifetime, your options are exercisable only by you.
Repayment/Forfeiture
Any payments or benefits you may receive hereunder shall be subject to repayment or forfeiture in accordance with any clawback policy adopted by Moody’s. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with Moody’s. By accepting this grant, you are agreeing to be bound by any such clawback policy, as in effect or as may be adopted and/or modified from time to time by Moody’s in its discretion.
Nature of the Grant
In accepting the grant, you acknowledge, understand and agree that:
(1)the Plan is established voluntarily by Moody’s, it is discretionary in nature and it may be modified, amended, suspended or terminated by Moody’s at any time, to the extent permitted by the Plan;

(2)the grant of the option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future option grants, or benefits in lieu of options, even if options have been granted in the past;

(3)all decisions with respect to future option or other grants, if any, will be at the sole discretion of Moody’s;

(4)the option grant and your participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with Moody’s, your employer or any Subsidiary or Affiliate of Moody’s and shall not interfere with the ability of Moody’s, your employer or any Subsidiary or Affiliate of Moody’s, as applicable, to terminate your employment or service relationship (if any);

(5)you are voluntarily participating in the Plan;

(6)the option and the shares subject to the option do not constitute and are not intended to replace any pension rights or compensation;

(7)the option and the shares subject to the option, and the income and value of same, do not constitute and are not part of normal or expected compensation, salary, remuneration or wages for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(8)the future value of the underlying shares is unknown, indeterminable and cannot be predicted with certainty;

(9)if the underlying shares do not increase in value, the options will have no value;

(10)if you exercise your options and obtain shares, the value of those shares acquired upon exercise may increase or decrease in value, even below the fixed exercise price;

(11)unless otherwise agreed with Moody’s, the option and the shares subject to the option, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a Subsidiary or Affiliate of Moody’s;

(12)unless otherwise provided in the Plan or by Moody’s in its discretion, your option and the benefits evidenced by this letter do not create any entitlement to have your options or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares; and

(13)in addition to paragraphs (1) through (12) above, the following provisions shall also apply to you if you are employed outside the United States:

(a)no claim or entitlement to compensation or damages, including pro-rated compensation or damages, shall arise from forfeiture of the options or termination of your right to exercise the options or the recoupment of any shares acquired under the Plan resulting from (i) your Termination of Employment (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) and/or (ii) the application of any recoupment policy or any recovery or clawback policy otherwise required by applicable laws. In consideration of the grant of the options to which you are otherwise not entitled, you irrevocably agree never to institute any claim against Moody’s, any of its Subsidiaries and Affiliates or your employer, waive your ability, if any, to bring such a claim, and release Moody’s, its Subsidiaries and Affiliates and your employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(b)your options and the shares subject to your options are not part of normal or expected compensation or salary for any purpose; and

(c)neither your employer nor Moody’s (nor any of its Subsidiaries or Affiliates) shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of your option grant or any amounts due to you pursuant to the exercise of the option or the subsequent sale of shares acquired upon exercise.

No Advice Regarding Grant
Moody’s is not providing any tax, legal or financial advice, nor is Moody’s making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying shares. You are advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
Responsibility for Taxes
    You acknowledge that, regardless of any action taken by Moody’s or, if different, your employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable or deemed applicable to you (“Tax-Related Items”), is and remains your responsibility and may exceed the amount, if any, actually withheld by Moody’s or your employer. You further acknowledge that Moody’s and/or your employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the option or the underlying shares, including the grant, vesting or exercise of the option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends, and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that Moody’s and/or your employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
    Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to Moody’s and/or your employer to satisfy all Tax-Related Items. In this regard, you authorize Moody’s, your employer or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
    (1)    withholding from your wages or other cash compensation paid to you by Moody’s and/or your employer; or
    (2)    withholding from proceeds of the sale of whole and fractional shares acquired upon exercise either through a voluntary sale or through a mandatory sale arranged by Moody’s (on your behalf pursuant to this authorization without further consent);
    Moody’s and/or your employer may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including the maximum rate applicable in your jurisdiction. If tax-Related Items are withheld in excess of your actual tax liability, you may receive a refund of any over-withheld amount and will have no entitlement to the shares equivalent or, if not refunded, you may seek a refund from the local tax authorities.
Finally, you shall pay to Moody’s or your employer any amount of Tax-Related Items that Moody’s or your employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. Moody’s may refuse to deliver the shares or the proceeds from the sale of shares if you fail to comply with your obligations in connection with the Tax-Related Items.
Data Privacy Information and Consent
    Moody’s is located at 7 World Trade Center at 250 Greenwich Street, New York, NY, 10007, USA and grants options to employees of Moody’s and its Subsidiaries and Affiliates, at its sole discretion. If you would like to participate in the Plan, please review the following information about Moody’s data processing practices and declare your consent.

a.Data Collection and Usage. Moody’s collects, processes and uses personal data of employees, including name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, citizenship, job title, any shares of stock or directorships held in Moody’s, and details of all options canceled, vested, exercised or outstanding in your favor, which Moody’s receives from you or your employer. If Moody’s offers you a grant of options under the Plan, then Moody’s will collect your personal data for purposes of allocating shares and implementing, administering and managing the Plan. Moody’s legal basis for the processing of your personal data will be your consent.
b.Stock Plan Administration Service Providers.  Moody’s transfers employee data to Fidelity, an independent service provider based in the United States which assists Moody’s with the implementation, administration and management of the Plan. In the future, Moody’s may select a different service provider and share your data with another company that serves in a similar manner. Moody’s service provider will open an account for you to receive and trade shares. You will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of your ability to participate in the Plan.
c.International Data Transfers. Moody’s and its service providers are based in the United States. If you are outside the United States, you should note that your country has enacted data privacy laws that are different from the United States. Moody’s legal basis for the transfer of your personal data is your consent.
d.Data Retention. Moody’s will use your personal data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with applicable laws, exercise or defense of legal rights, and archiving, backup, and deletion process. When Moody’s no longer needs your personal data, which will generally be seven years after you are granted options under the Plan, Moody’s will remove it from it from its systems. If Moody’s keeps data longer, it would be to satisfy legal or regulatory obligations and Moody’s legal basis would be compliance with the relevant laws or regulations.
e.Voluntariness and Consequences of Consent Denial or Withdrawal. Your participation in the Plan and your grant of consent is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if you withdraw your consent, you cannot participate in the Plan. This would not affect your salary as an employee or your employment; you would merely forfeit the opportunities associated with the Plan.
f.Data Subject Rights. You have a number of rights under data privacy laws in your country. Depending on where you are based, your rights may include the right to (a) to request access or copies of personal data Moody’s processes, (b) rectification of incorrect data, (c) deletion of data, (d) restrictions on processing, (e) portability of data, (f) to lodge complaints with competent authorities in your country, and/or (g) a list with the names and addresses of any potential recipients of your personal data. To receive clarification regarding your rights or to exercise your rights please contact HR Connect at HRConnect@moodys.com.
By clicking “Accept Your Grant” on the Fidelity award acceptance page, you also provide your consent to the data processing practices described in this section to the extent that such consent is required by applicable law.
Electronic Delivery and Acceptance
    Moody’s may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Moody’s or any third party designated by Moody’s.
Governing Law, Venue, Documents and Severability
    This equity award is made in the state of Delaware and is governed by, and subject to, the laws of the state of Delaware applicable to contracts made and to be performed in the state of Delaware without regard to any conflicts of law provisions, as provided in the Plan, and the requirements of the New York Stock Exchange as well as the terms and conditions set forth herein.
    Any and all disputes relating to, concerning or arising from this letter, or relating to, concerning or arising from the relationship between the parties evidenced by the option grant or this letter, shall be brought and heard exclusively in the United States District Court for the District of Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts, hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.
    You acknowledge that you are proficient in the English language or have consulted with an advisor who is sufficiently proficient in English, so as to enable you to understand the terms and conditions of this letter and understand the provisions of the Plan. If you have received this letter or any other document related to the Plan translated into a language other than English, and if the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.
    The terms and conditions provided herein are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Compliance with Law
    Notwithstanding any other provision of the Plan or this letter, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares, Moody’s shall not be required to deliver any shares issuable upon exercise of the option prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval Moody’s shall, in its absolute discretion, deem necessary or advisable. You understand that Moody’s is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that Moody’s shall have unilateral authority to amend the Plan and the terms of the option grant without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.
Insider Trading Restriction/Market Abuse Laws
You may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States, your country and Fidelity’s (or any other stock plan service provider’s) country, which may affect your ability to accept, acquire, sell or attempt to sell or otherwise dispose of shares, rights to shares (e.g., options) or rights linked to the value of shares during such times as you are considered to have “inside information” regarding Moody’s (as defined by or determined under the laws in applicable jurisdictions).

Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis), and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Moody’s insider trading policy.  You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.
Foreign Asset/Account Reporting
You may have certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares) in a brokerage or bank account outside your country of residence. Your country may require that you report such accounts, assets or transactions to the applicable authorities in that country.
You acknowledge that it is your responsibility to be informed of and compliant with such regulations, and you are advised to speak to your personal advisor on this matter
Appendix
Notwithstanding any provisions in this letter, the option shall be subject to any additional terms and conditions set forth in any Appendix to this letter for your country. Moreover, if you relocate to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to you, to the extent Moody’s determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this letter.
Imposition of Other Requirements
     Moody’s reserves the right to impose other requirements on your participation in the Plan, on the option and on any shares acquired under the Plan, to the extent Moody’s determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Waiver
    You acknowledge that waiver by Moody’s of breach of any provision of this letter shall not operate or be construed as a waiver of any other provision of this letter, or of any subsequent breach by you or any other participant in the Plan.
* * *
If you have any questions regarding this one-time grant, please contact your Human Resources representative.

Sincerely,

[MOODY’S CORPORATION]